UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported):
March 29, 2010
UNITED BANCORPORATION OF ALABAMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25917	63-0833573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Drawer 8 Atmore, Alabama (Address of principal executive offices)	36504 (Zip Code)
Registrant’s telephone number, including area code:
(251) 446-6000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously reported, in December 2008, as part of the U.S. Treasury’s Capital Purchase Program (the “CPP”), United Bancorporation of Alabama, Inc. (the “Company”) issued $10.3 million of senior preferred stock and a related common stock purchase warrant to the U.S. Treasury. Certain provisions of the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”), and certain rules issued by the U.S. Treasury implementing the Recovery Act, including the TARP Interim Final Rules (collectively, the “Compensation Restrictions”), require CPP participants, including the Company, to adopt certain restrictive standards for executive compensation and corporate governance during the period in which the U.S. Treasury holds equity or debt securities of the Company issued under the CPP (the period during which such standards are applicable being referred to herein as the “CPP Compliance Period”).
     In connection with its participation in the CPP, the Company and United Bank entered into CPP Restriction Agreements in the form of Exhibit 10.1 to this Current Report on Form 8-K with each of Robert R. Jones, III, President and Chief Executive Officer of the Company, Allen O. Jones, Jr., Chief Financial Officer and Treasurer of the Company, the other “senior executive officers” of the Company and the other “most highly compensated employees” (as such terms are defined under the Compensation Restrictions). Each CPP Restriction Agreement provides that during the CPP Compliance Period: (1) the officer waives any payment not permitted under the Compensation Restrictions; (2) any bonus or incentive compensation paid to the officer will be subject to the clawback provisions of the Compensation Restrictions; and (3) any noncompete agreement between the Company and the officer shall be suspended.
     A copy of the form of CPP Restriction Agreement is included as an exhibit to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02. The foregoing summary of certain provisions of the CPP Restriction Agreement is qualified in its entirety by reference thereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
10.1	Form of CPP Restriction Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANCORPORATION OF ALABAMA, INC.
Date: April 21, 2010	By:	/s/ Robert R. Jones, III
Robert R. Jones, III
President & CEO

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